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                                                                   Exhibit 10.32



                               FIRST AMENDMENT TO
                                THE LEXFORD, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN


         WHEREAS, Lexford Residential Trust, formerly Lexford, Inc. and Cardinal Realty Services, Inc. (the "Company"), established the Lexford, Inc. Executive Deferred Compensation Plan (the "Plan") effective as of April 18, 1996; and

         WHEREAS, terms used in this First Amendment (including, without limitation, these recitals) without definition have the meanings given to them in the Plan, as amended hereby; and

         WHEREAS, the Plan was amended and restated to ratify all prior actions taken with respect to the Plan and to make certain additional changes to the Plan effective as of October 15, 1997; and

         WHEREAS, Section 8.1 of the Plan provides that the Plan may be amended by the Board.

         NOW, THEREFORE, the Plan is amended as set forth below effective as of April 16, 1998.

1. Article II of the Plan is amended to add or restate the following defined terms:

         2.4 "Board" means the Board of Trustees of the Company.

         2.6 "Closing Price" means the closing price of the Company Stock on the New York Stock Exchange, or if the Company Stock is not listed or admitted for trading on such exchange, the principal securities exchange on which the Company Stock is listed or admitted to trading, on the last trading day preceding the Payment Event.

         2.8 "Company" means Lexford Residential Trust, a Maryland real estate investment trust.

         2.9 "Company Stock" means the Company's common shares of beneficial interest, par value $.01 per share.

         2.9 A "Deferral Shares" means the shares of Company Stock purchased for the account of a Participant and held in the Trust pursuant to the terms of a Salary Deferral Arrangement.


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         2.9 B "Dividend Deferral Election Date" means the applicable election deadline for submission of Dividend Deferral Election Forms established pursuant to Section 4.5.

         2.9 C "Dividend Deferral Election Form" means each form completed by a Participant and submitted to the Company from time to time pursuant to Section 4.5.

         2.16 A "1998 Non-Employee Trustee Retirement Program" means that certain Non-Employee Trustee Retirement Program instituted by the Special Independent Committee of the Board, which Committee, in turn, was established by the resolution of the Board at its meeting held on March 26, 1998.

         2.20 A "Permanent Disability" means (i) ninety (90) consecutive days, or (ii) one hundred eighty days cumulatively in any twelve (12) month period, during which Participant is unable to engage in his customary occupational or business activities due to sickness or injury.

         2.21 "Payment Event" means (a) the first to occur of the events described in clauses (a) through (d) of the first sentence of Section 7.1; or
(b) with respect to a Participant who was formerly a non-employee trustee and has retired in connection with the 1998 Non-Employee Trustee Retirement Program, the first to occur of the events described in Section 7.4

         2.21 A "Salary Deferral Arrangement" means an arrangement authorized by the Committee and entered into between the Company and a Participant pursuant to which a Participant may elect to specify a reduction in his or her base compensation, the amount of which reduction will be invested in Deferral Shares.

         2.22 "Trust" means the Lexford Residential Trust Executive Deferred Compensation Rabbi Trust Agreement, as amended.

         2.24 "trustee" substituted for "director". The term "non-employee trustee" is hereby substituted for the term "non-employee director" wherever such term appears in the Plan.

3. The following Section 4.5 is hereby added to the Plan:

         4.5 Dividend Deferral Elections.

         To the extent a Participant has timely completed and submitted an Election Form with respect to Company Stock and, accordingly, such Company Stock is held for Participant's benefit in the Trust pursuant to the provisions of Section 4.2 of this Plan, Participant may make a further election to defer receipt of all or a portion of cash dividends declared and paid on shares of Company Stock. The Participant will make such election by completing and submitting a Dividend Deferral Election Form indicating the percentage amount of cash dividends (in increments of ten percent) as to which the Participant elects to defer receipt. A



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         Participant's election to defer receipt of cash dividends shall apply solely to cash dividends declared and paid on shares of Company Stock as to which the Participant would otherwise be entitled to receive on a current basis (if Participant had not originally elected to defer receipt of such shares of Company Stock pursuant to the terms of this
         Plan) pursuant to the terms of the grant or award pursuant to which such shares of Company Stock were originally issued (the "Subject Grant"). To the extent the Participant is not entitled to receive cash dividends declared and paid on shares of Company Stock on a current basis pursuant to the terms of the Subject Grant, cash dividends declared and paid on such nonvested shares of Company Stock will be accumulated and invested (irrespective of the Participant's Dividend Deferral Election Form then in effect, if any) and thereafter, upon vesting of such shares, shall be distributed together with all earnings, thereon, to the Participant to the extent that the Participant's Dividend Deferral Election Form then in effect shall so specify with respect to current receipt of cash dividends. Any election made under this Section 4.5 shall be effective with respect to all cash dividends originally declared more than nine (9) days following the Participants submission of his Dividend Deferral Election Form (the "Dividend Deferral Election Date"). A Participant's election made under this Section 4.5 shall remain in effect indefinitely with respect to cash dividends declared and paid on Company Stock held for the benefit of Participants in the Trust unless modified by a subsequent election made in accordance with the foregoing provisions of this Section 4.5. A Participant may not modify a previously submitted election under this Section 4.5 more than once during any calendar year. Any such subsequently modified election shall be effective only as to cash dividends declared on shares of Company Stock on or after the applicable Dividend Deferral Election Date applying to such subsequent election. The Dividend Deferral Election Form attached hereto as Exhibit "B", taken together with each Participant's directions properly completed thereon, shall govern and control the manner and method by which cash dividends are either deferred and invested pursuant to the provisions of the Trust and this Plan or distributed to Participants. In the event a Participant fails to complete and submit a Dividend Deferral Election Form, cash dividends declared and paid on shares of Company Stock held for the benefit of such Participant in the Trust will be accumulated and reinvested and, subject to the terms and provisions of this Plan and the Trust, will be distributed to the Participant, together with earnings thereon and the Company Stock, upon the Payment Event applicable to such Participant.

4. Clause (b) of Section 7.1(b) is amended to read as follows:

         (b) the date a Participant who is a non-employee trustee ceases to be a trustee unless such Participant has made an election to defer payment of such Benefit Amount in connection with his participation in the 1998 Non-Employee Trustee Retirement Program as described in
         Section 7.4.



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5. Article VII of the Plan is amended by adding the following as Section 7.4:


         7.4 Deferral of Payment of Benefit Amount.

         Notwithstanding anything herein to the contrary, a Participant who is a non-employee trustee and who retires under the terms of the 1998 Non-Employee Trustee Retirement Program may:

         (a) make an irrevocable election to defer payment of any Benefit Amount attributable to the lump sum amount awarded upon his resignation under the terms of the 1998 Non-Employee Trustee Retirement Program for a period or periods designated by the participant of not more than five (5) years from the effective date of such Participant's resignation; and

         (b) make an irrevocable election to defer payment of any Benefit Amount other than the amount described in (a) above for a period or periods designated by the Participant of not more than five
              (5) years from the effective date of such Participant's resignation; and

         (c) make an irrevocable election to defer receipt of any or all cash dividends declared and paid on shares of Company Stock comprising his Benefit Amount until the Payment Event applicable to such shares by completing and submitting a Dividend Deferral Election Form (which election, including Participant's ability to effect subsequent modifications thereto, will be governed by the provisions of Section 4.5 of this Plan).

          In order to be effective, a Participant's deferral election as described in (a) and (b) above must be made prior to the effective date of his resignation under the terms of the 1998 Non-Employee Trustee Retirement Program. Payment of such Participant's Benefit Amount shall be made after the deferral period in the form of one lump sum payment or in annual installments in percentage amounts specified by the Participant in his election under this Section 7.4; provided, however, the Payment Event relating to such Benefit Amount will be accelerated upon the Participant's death or Permanent Disability.



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